Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-213982

Dated May 15, 2017

(To Preliminary Prospectus dated May 9, 2017)

Free Writing Prospectus

Mota Group, Inc. Company Presentation

This free writing prospectus relates to the proposed public offering of shares of common stock and warrants to purchase one shares of common stock of Mota Group, Inc. (the “Company”), all of which are being registered on a Registration Statement on Form S-1 (No. 333-213982) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated May 9, 2017 included in that Registration Statement, which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1672750/000114420417025758/v466438_s1a.htm

The Company has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Joseph Gunnar & Co., LLC at Prospectus Department, at +1 (212) 440-9600.

To: The Millions of Supporters Who Made This Happen

For over 14 years, Mota Group, Inc’s mission (the “MOTA”) has been to be a Role-Model in the market not by size, but by Quality, Value, Innovation, and Simplicity. To achieve this mission, we have learned to be there for our Customers, Employees, and Suppliers; only if we do the above do we create trust and achieve our ultimate goal of rewarding our shareholders. We follow this vision for all our product lines, from our Drones and Virtual Reality products, to Electronics, and Hobby, and we are taking steps to amplify our message louder and to bring it to a larger audience by engaging in an Initial Public Offering (IPO).

Regardless of our size, we want to continue to be a Unique and Fun Technology company that creates high-end technology items, including Drones and Virtual Reality products, by thinking different. We think different by making our products Simple to Use, Beautifully Designed, and Innovative so everyone can benefit from them. We invite you to be part of this revolution.

If you would like to learn more about participating in this offering or have underwriters get in touch with you about our initial public offering, please click https://www.mota.com/inv-inquiry. To view a copy of the Preliminary Prospectus, please click https://www.sec.gov/Archives/edgar/data/1672750/000114420417025758/v466438_s1a.htm

Notes:

MOTA has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents MOTA has filed with the SEC for more complete information about MOTA and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, MOTA, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-248-6627.

Please use the above phone number only for requesting prospectus. For customer service, product inquiry, corporate questions, delivery, and other questions please visit www.mota.com/support or call (408)370-1248.

Should you choose to forward this email to your partners, employees and friends, you must do so without changes, in precisely this form (only by email, so hyperlink to the preliminary prospectus is active, and only to U.S. residents).

Thank you.
Michael Faro
President, CEO

Thank you for your interest in Mota’s Initial Public Offering. Please fill out the information below and we will get back to you right away:

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